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

EXHIBIT 11 - STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
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FEDERAL-MOGUL CORPORATION AND SUBSIDIARIES
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
                           Primary Earnings (Loss) Per Share   Fully Diluted Earnings (Loss) Per Share
                          ----------------------------------   ---------------------------------------
                            1996         1995         1994       1996           1995            1994
                          --------     --------     --------   --------       --------        --------
EARNINGS (LOSS):
(In Millions)
----------------

Net Earnings (loss)       $(211.1)    $ (9.7)       $ 63.3     $(211.1)       $ (9.7)         $ 63.3
Series C preferred
  dividend requirements      (2.5)      (2.7)         (2.8)       (2.5)         (2.7)
Series D preferred
  dividend requirements      (6.2)      (6.2)         (6.2)       (6.2)         (6.2)
Additional required
  ESOP contribution <F1>                                                                        (2.1)
                           ------      -----         -----      ------         -----           -----
Net earnings (loss)
  available for common
    and equivalent shares $(219.8)     $(18.6)      $ 54.3     $(219.8)       $(18.6)         $ 61.2
                           ======       =====        =====      ======         =====           =====

WEIGHTED AVERAGE SHARES:
(In Millions)
-----------------------

Common shares outstanding    35.1       35.0          34.8        35.1          35.0            34.8
Dilutive stock
  options outstanding                                   .3                                        .3
Conversion of Series C
  preferred stock <F3>                                                                           1.9
Contingent issuance of
  common stock to satisfy
    the redemption price
      guarantee <F2><F4>                                                                          .4
Conversion of Series D
  preferred stock <F3>                                                                           4.4
                           ------      -----         -----      ------         -----           -----
Common and equivalent
  shares outstanding         35.1       35.0          35.1        35.1         35.0             41.8
                            =====      =====         =====       =====        =====            =====

EARNINGS (LOSS)
PER COMMON AND
EQUIVALENT SHARE:          $(6.26)    $ (.53)       $ 1.55      $(6.26)      $ (.53)           $ 1.46

                            =====      =====         =====       =====        =====             =====

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[FN]
<F1> Amount represents the additional after-tax contribution that would be necessary to meet the ESOP debt service requirements under an assumed conversion of the Series C preferred stock.

<F2> Calculations consider the December 31 common stock market price in accordance with the Emerging Issues Task Force Abstract No. 89-12.

<F3> Amount represents the weighted average number of common shares issued assuming conversion of preferred stock outstanding when their effect is dilutive.

<F4> Amount represents the additional number of common shares that would be issued in order to satisfy the preferred stock redemption price guarantee. This calculation considers only the number of preferred shares held by the ESOP that have been allocated to participants' accounts as of December 31 of the respective year.